NEWS RELEASE

July 30, 2019

NCR Announces Second Quarter 2019 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2019. Second quarter and other recent highlights include:

•	Revenue of $1.71 billion, up 11% as reported and up 14% constant currency

•	Banking revenue up 20% as reported

•	Net income attributable to NCR of $88 million; Adjusted EBITDA of $263 million

•	GAAP diluted EPS of $0.58; Non-GAAP diluted EPS of $0.76

•	2019 revenue guidance raised; EPS and cash flow guidance reaffirmed

“We generated solid results in the second quarter and are raising our revenue outlook for the full year,” said Michael Hayford, President and Chief Executive Officer. “Our performance was led by our banking segment driven by strong ATM revenue growth. Moving forward, our focus remains centered on prioritizing investments in our strategic growth platforms, advancing the rollout of our integrated payments platform and pursuing targeted acquisitions that are consistent with our digital first and recurring revenue strategy. We entered the second half of the year with a focused commitment to driving customer success and strengthening our foundation for sustainable long-term value creation for stockholders.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Second Quarter 2019 Operating Results

Revenue
Second quarter revenue of $1,710 million was up 11% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 3%. The following table shows revenue for the second quarter:

$ in millions	Q2 2019	Q2 2018	% Change	% Change Constant Currency
Banking	$868	$725	20%	23%
Retail	558	537	4%	6%
Hospitality	202	198	2%	3%
Other	82	77	6%	8%
Total Revenue	$1,710	$1,537	11%	14%

Software	$496	$470	6%	7%
Services	622	610	2%	5%
Hardware	592	457	30%	33%
ATM	312	180	73%	78%
SCO/POS	280	277	1%	3%
Total Revenue	$1,710	$1,537	11%	14%

Banking revenue increased 20% due to 73% growth in ATM hardware revenue driven by higher backlog conversion as well as growth in ATM-related software and services revenue. The revenue growth was mainly driven by strength in the Americas and Europe. Foreign currency fluctuations had an unfavorable impact of 3% on the revenue comparison.

Retail revenue increased 4% driven by growth in payments, self-checkout and services revenue. Foreign currency fluctuations had an unfavorable impact of 2% on the revenue comparison.

Hospitality revenue increased 2% driven by higher cloud and payments revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Gross Margin
Second quarter gross margin of $471 million increased from $403 million in the prior year period. Gross margin rate was 27.5%, up from 26.2%. Second quarter gross margin (non-GAAP) of $487 million increased from $449 million in the prior year period. These increases in gross margin were primarily due to increases in the Banking and Retail segments. Gross margin rate (non-GAAP) was 28.5%, down from 29.2%. The decrease in gross margin rate (non-GAAP) was primarily due to product mix with an increase in hardware revenue.

Expenses
Second quarter operating expenses of $314 million decreased from $509 million in the prior year period. The decrease in operating expenses was primarily due to $183 million of asset impairment charges incurred in the prior year. Second quarter operating expenses (non-GAAP) of $295 million increased from $284 million in the prior year period. The increase in operating expenses (non-GAAP) was primarily due to higher employee-related and real estate costs.

Operating Income
Second quarter income from operations of $157 million increased from loss from operations of $106 million in the prior year period. Second quarter operating income (non-GAAP) of $192 million increased from $165 million in the prior year period.

Other (Expense)
Second quarter other (expense) of $54 million increased from $50 million in the prior year period. Second quarter other (expense) (non-GAAP) of $54 million increased from $50 million in the prior year period. The increases were due to higher interest expense.

Income Tax Expense (Benefit)
Second quarter income tax expense of $15 million increased from income tax benefit of $12 million in the prior year period. The second quarter effective income tax rate was 15% compared to 8% in the prior year period. Second quarter income tax expense (non-GAAP) of $22 million increased from $18 million in the prior year period. The second quarter effective income tax rate (non-GAAP) was 16% compared to 16% in the prior year period. The increases in income tax on a GAAP and non-GAAP basis were primarily due to higher income before taxes in the quarter.

Net Income from Continuing Operations Attributable to NCR
Second quarter net income from continuing operations attributable to NCR of $88 million increased from net loss from continuing operations of $143 million in the prior year period. Second quarter net income from continuing operations attributable to NCR (non-GAAP) of $116 million increased from $97 million in the prior year period.

Cash Flow
Second quarter cash provided by operating activities of $87 million decreased from cash provided by operating activities of $119 million in the prior year period. Free cash flow was $9 million in the second quarter of 2019 as compared to free cash flow of $27 million in the second quarter of 2018 driven by timing of working capital with higher receivables exiting the quarter driven by the increase in revenue.

Restructuring and Transformation Initiatives
Our previously announced transformation and restructuring initiatives continue to progress. Our services performance and profit improvement program continues to deliver revenue growth and margin expansion. Our manufacturing transformation initiatives to move to a variable cost structure by reducing the number of manufacturing plants and ramping up production with contract manufacturers is substantially complete. Additionally, we are executing our spend optimization program to drive cost savings through operational efficiencies to generate at least $100 million of savings in 2019. This initiative will create efficiencies in our corporate functions, reduce spend in the non-strategic areas and limit discretionary spending. The benefits generated from the spend optimization program will largely offset higher real estate and people costs incurred in 2019. We incurred a pre-tax charge of $40 million in the first half of 2019 with a cash impact of $27 million. In 2019, for all initiatives, we expect to incur a pre-tax charge of $60 million and a cash impact of $70 million to $80 million.

Full Year 2019 Outlook

We are raising our 2019 revenue guidance and reaffirming our 2019 earnings and cash flow guidance. Our revenue growth is now expected to be approximately 3% to 4% (previous guidance 1% to 2%). Our GAAP diluted earnings per share guidance is expected to be $1.91 to $2.01, and our non-GAAP diluted earnings per share guidance is expected to be $2.75 to $2.85. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 23% to 24% for 2019 compared to 19% in 2018. We expect net income attributable to NCR to be $290 million to $305 million and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) to be $1.04 billion to $1.08 billion. Additionally, we expect cash flow from operations to be $705 million to $730 million and free cash flow to be $300 million to $350 million.

2019 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the second quarter 2019 results and guidance for full year 2019. Access to the conference call and accompanying slides, as well as a replay of the call, are available on

NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 8960775.

More information on NCR’s Q2 2019 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail, hospitality, telecom and technology industries. NCR is headquartered in Atlanta, Ga., with 34,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s financial guidance and outlook (including the section entitled “Full Year 2019 Outlook” and the tables entitled "Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)" and "Reconciliation of Net Income for Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)"; NCR’s focus on strategic growth platforms, the rollout of an integrated payments platform and targeted acquisitions; expected results and impact of its spend optimization program in 2019; NCR’s expected areas of focus to drive growth and create long-term stockholder value; NCR’s expected free cash flow generation and capital allocation strategy; earnings per share; the effective tax rate in 2019; and the expected impact of NCR's previously announced restructuring and transformation activities, including expected pre-tax charges. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new U.S. tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q2 2019	Q2 2018
Gross Margin (GAAP)	$471	$403
Transformation and restructuring costs	10	41
Acquisition-related amortization of intangibles	6	5
Gross Margin (Non-GAAP)	$487	$449

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q2 2019	Q2 2018
Gross Margin Rate (GAAP)	27.5%	26.2%
Transformation and restructuring costs	0.6%	2.7%
Acquisition-related amortization of intangibles	0.4%	0.3%
Gross Margin Rate (Non-GAAP)	28.5%	29.2%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q2 2019	Q2 2018
Operating Expenses (GAAP)	$314	$509
Transformation and restructuring costs	(4)	(25)
Asset impairment charges	—	(183)
Acquisition-related amortization of intangibles	(15)	(16)
Acquisition-related costs	—	(1)
Operating Expenses (Non-GAAP)	$295	$284

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q2 2019	Q2 2018
Income (Loss) from Operations (GAAP)	$157	$(106)
Transformation and restructuring costs	14	66
Asset impairment charges	—	183
Acquisition-related amortization of intangibles	21	21
Acquisition-related costs	—	1
Operating Income (Non-GAAP)	$192	$165

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q2 2019	Q2 2018
Income Tax (Benefit) Expense (GAAP)	$15	$(12)
Transformation and restructuring costs	3	16
Asset impairment charges	—	8
Acquisition-related amortization of intangibles	4	4
Impact of U.S. tax reform	—	2
Income Tax Expense (Non-GAAP)	$22	$18

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q2 2019	Q2 2018
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$88	$(143)
Transformation and restructuring costs	11	50
Asset impairment charges	—	174
Acquisition-related amortization of intangibles	17	17
Acquisition-related costs	—	1
Impact of U.S. tax reform	—	(2)
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$116	$97

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)

	Q2 2019 Actual	Q2 2018 Actual	2019 Guidance(2)
Diluted Earnings Per Share (GAAP) (1)	$0.58	$(1.31)	$1.91 - $2.01
Transformation & restructuring costs	0.07	0.34	0.31
Goodwill & long-lived asset impairment charges	—	1.17	—
Acquisition-related amortization of intangibles	0.11	0.11	0.48
Acquisition-related costs	—	0.01	0.05
Impact of U.S. tax reform	—	(0.01)	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.76	$0.65	$2.75 - $2.85

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and may or may not be significant.

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q2 2019 Actual	2019 Guidance
Net Income Attributable to NCR (GAAP)	$88	$290 - $305
Transformation and restructuring costs	14	60
Acquisition-related amortization of intangibles	21	95
Acquisition-related costs	—	10
Interest, net	44	180 - 195
Taxes	15	85 - 95
Depreciation & Amortization (excluding acquisition-related amortization of intangibles)	56	240
Stock Compensation	25	80
Adjusted EBITDA (Non-GAAP)	$263	$1,040 - $1,080

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q2 2019 QTD	Q2 2018 QTD	2019 Guidance
Net cash used by operating activities	$87	$119	$705 - $730
Total capital expenditures	(73)	(85)	(350) - (375)
Net cash used in discontinued operations	(5)	(7)	(30)
Free cash flow	$9	$27	$300 - $350

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended June 30, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Banking	20%	(3)%	23%
Retail	4%	(2)%	6%
Hospitality	2%	(1)%	3%
Other	6%	(2)%	8%
Total Revenue	11%	(3)%	14%

	Three months ended June 30, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	6%	(1)%	7%
Services	2%	(3)%	5%
Hardware	30%	(3)%	33%
ATM	73%	(5)%	78%
SCO/POS	1%	(2)%	3%
Total Revenue	11%	(3)%	14%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended June 30
	Three Months		Six Months
	2019	2018	2019	2018
Revenue
Products	$664	$525	$1,203	$1,051
Services	1,046	1,012	2,043	2,003
Total Revenue	1,710	1,537	3,246	3,054
Cost of products	539	451	992	871
Cost of services	700	683	1,372	1,360
Total gross margin	471	403	882	823
% of Revenue	27.5%	26.2%	27.2%	26.9%
Selling, general and administrative expenses	252	261	504	506
Research and development expenses	62	65	121	131
Asset impairment charges	—	183	—	183
Income (loss) from operations	157	(106)	257	3
% of Revenue	9.2%	(6.9)%	7.9%	0.1%
Interest expense	(45)	(41)	(90)	(82)
Other expense, net	(9)	(9)	(17)	(14)
Total other expense, net	(54)	(50)	(107)	(96)
Income (loss) from continuing operations before income taxes	103	(156)	150	(93)
% of Revenue	6.0%	(10.1)%	4.6%	(3.0)%
Income tax expense (benefit)	15	(12)	24	(5)
Income (loss) from continuing operations	88	(144)	126	(88)
Loss from discontinued operations, net of tax	—	(2)	—	(37)
Net income (loss)	88	(146)	126	(125)
Net income (loss) attributable to noncontrolling interests	—	(1)	1	—
Net income (loss) attributable to NCR	$88	$(145)	$125	$(125)
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$88	$(143)	$125	$(88)
Dividends on convertible preferred stock	(12)	(12)	(25)	(24)
Income (loss) from continuing operations attributable to NCR common stockholders	76	(155)	100	(112)
Loss from discontinued operations, net of tax	—	(2)	—	(37)
Net income (loss) attributable to NCR common stockholders	$76	$(157)	$100	$(149)
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.63	$(1.31)	$0.83	$(0.94)
Diluted (1)	$0.58	$(1.31)	$0.81	$(0.94)
Net income (loss) per common share
Basic	$0.63	$(1.33)	$0.83	$(1.26)
Diluted (1)	$0.58	$(1.33)	$0.81	$(1.26)
Weighted average common shares outstanding
Basic	120.2	117.9	119.8	118.6
Diluted (1)	152.7	117.9	123.0	118.6

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended June 30
	Three Months				Six Months
	2019	2018	% Change	% Change Constant Currency	2019	2018	% Change	% Change Constant Currency
Revenue by segment
Banking	$868	$725	20%	23%	$1,626	$1,446	12%	16%
Retail	558	537	4%	6%	1,069	1,058	1%	4%
Hospitality	202	198	2%	3%	395	402	(2)%	—%
Other	82	77	6%	8%	156	148	5%	8%
Total Revenue	$1,710	$1,537	11%	14%	$3,246	$3,054	6%	9%
Operating income by segment
Banking	$129	$94			$224	$178
Banking operating income margin %	14.9%	13.0%			13.8%	12.3%
Retail	40	41			66	76
Retail operating income margin %	7.2%	7.6%			6.2%	7.2%
Hospitality	13	19			29	38
Hospitality operating income margin %	6.4%	9.6%			7.3%	9.5%
Other	10	11			20	21
All Other operating income margin %	12.2%	14.3%			12.8%	14.2%
Subtotal-segment operating income	$192	$165			$339	$313
Total Revenue operating income margin %	11.2%	10.7%			10.4%	10.2%
Other adjustments (1)	35	271			82	310
Total income from operations	$157	$(106)			$257	$3

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended June 30
	Three Months		Six Months
In millions	2019	2018	2019	2018
Transformation and restructuring costs	$14	$66	$40	$82
Asset impairment charges	—	183	—	183
Acquisition-related amortization of intangible assets	21	21	42	44
Acquisition-related costs	—	1	—	1
Total other adjustments	$35	$271	$82	$310

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	June 30, 2019	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$335	$414	$464
Accounts receivable, net	1,430	1,335	1,356
Inventories	868	874	806
Other current assets	402	393	397
Total current assets	3,035	3,016	3,023
Property, plant and equipment, net	372	373	359
Goodwill	2,707	2,705	2,692
Intangibles, net	553	573	595
Operating lease assets	414	433	—
Prepaid pension cost	151	148	140
Deferred income taxes	468	453	448
Other assets	522	497	504
Total assets	$8,222	$8,198	$7,761
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$198	$297	$185
Accounts payable	769	788	897
Payroll and benefits liabilities	235	184	238
Contract liabilities	546	566	461
Other current liabilities	555	546	501
Total current liabilities	2,303	2,381	2,282
Long-term debt	2,918	2,914	2,980
Pension and indemnity plan liabilities	767	760	759
Postretirement and postemployment benefits liabilities	120	120	118
Income tax accruals	94	93	91
Operating lease liabilities	389	406	—
Other liabilities	186	184	259
Total liabilities	6,777	6,858	6,489
Redeemable noncontrolling interests	14	14	14
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.9, 0.9, and 0.9 shares issued and outstanding as of June 30, 2019, March 31, 2019 and December 31, 2018, respectively; redemption amount and liquidation preference of $895, $883, and $871 as of June 30, 2019, March 31, 2019 and December 31, 2018, respectively	884	872	859
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2019, March 31, 2019 and December 31, 2018, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 120.3, 119.8 and 118.7 shares issued and outstanding as of June 30, 2019, March 31, 2019 and December 31, 2018, respectively	1	1	1
Paid-in capital	76	48	34
Retained earnings	706	630	606
Accumulated other comprehensive loss	(241)	(230)	(246)
Total NCR stockholders' equity	542	449	395
Noncontrolling interests in subsidiaries	5	5	4
Total stockholders' equity	547	454	399
Total liabilities and stockholders' equity	$8,222	$8,198	$7,761

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended June 30
	Three Months		Six Months
	2019	2018	2019	2018
Operating activities
Net income	$88	$(146)	$126	$(125)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	2	—	37
Depreciation and amortization	79	85	160	171
Stock-based compensation expense	25	26	48	40
Deferred income taxes	(12)	(3)	(17)	1
Gain on sale of property, plant and equipment	(6)	—	(6)	—
Impairment of long-lived and other assets	—	193	—	193
Changes in assets and liabilities:
Receivables	(92)	73	(71)	(41)
Inventories	4	(46)	(64)	(88)
Current payables and accrued expenses	48	20	(144)	(57)
Contract liabilities	(24)	(75)	76	—
Employee benefit plans	(5)	(5)	(9)	(8)
Other assets and liabilities	(18)	(5)	(28)	(28)
Net cash provided by operating activities	87	119	71	95
Investing activities
Expenditures for property, plant and equipment	(13)	(41)	(35)	(70)
Proceeds from sales of property, plant and equipment	11	—	11	—
Additions to capitalized software	(60)	(44)	(103)	(86)
Business acquisitions, net	(6)	—	(12)	—
Other investing activities, net	2	—	5	(3)
Net cash used in investing activities	(66)	(85)	(134)	(159)
Financing activities
Short term borrowings, net	(3)	3	4	2
Payments on term credit facilities	(22)	—	(39)	(34)
Payments on revolving credit facilities	(539)	(515)	(914)	(1,013)
Borrowings on revolving credit facilities	467	550	897	1,163
Repurchases of Company common stock	—	(45)	—	(210)
Proceeds from employee stock plans	6	6	10	11
Tax withholding payments on behalf of employees	(3)	(18)	(16)	(29)
Net cash used in financing activities	(94)	(19)	(58)	(110)
Cash flows from discontinued operations
Net cash used in discontinued operations	(5)	(7)	(11)	(11)
Effect of exchange rate changes on cash and cash equivalents	—	(13)	1	(8)
Decrease in cash, cash equivalents, and restricted cash	(78)	(5)	(131)	(193)
Cash, cash equivalents and restricted cash at beginning of period	423	355	476	543
Cash, cash equivalents, and restricted cash at end of period	$345	$350	$345	$350